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                                                                    EXHIBIT 11.1

                            AXENT TECHNOLOGIES, INC.

                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

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

                                                1996          1997          1998
                                            ------------  -------------  -----------

Income (loss) from continuing operations..  $ 5,086,000   $(18,870,000)  $ 7,679,000
Income from discontinued operations.......    2,395,000        255,000            --
                                            -----------   ------------   -----------
Net income (loss).........................  $ 7,481,000   $(18,615,000)  $ 7,679,000
                                            ===========   ============   ===========
Weighted average number of common
shares outstanding........................   21,575,000     22,638,000    25,990,000

Net income (loss) per common share
 and common share equivalents (diluted):
Continuing operations.....................  $      0.24   $      (0.83)  $      0.30
Discontinued operations...................         0.11           0.01            --
                                            -----------   ------------   -----------
                                            $      0.35   $      (0.82)  $      0.30
                                            ===========   ============   ===========

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